SAMPLE AWARD LETTER

_______________, 200__

[Officer]
Cracker Barrel Old Country Store, Inc.

Dear ______:

         I am pleased to advise you about a compensation opportunity for which you are eligible as an officer of the company. It's called the FY 2000 Long-Term Incentive ("LTI") Plan and is offered in addition to your base salary and the annual Management Incentive Plan ("MIP") which provides for cash bonuses when earned. The purpose of the LTI program is to give you an additional compensation opportunity based on company financial performance, and so it replaces the stock option program that was extended to officers prior to FY 2000.

         Here's an overview of how the program works, and I'll include many more details in Enclosure 1 to this letter.

a. You receive an award percentage that is determined by your officer level within the company ("Percentage Award").
b. Your LTI target award will be your base salary multiplied by that percentage.
c. Part of the LTI award (70%) will be granted as annual stock options and part (30%) will be a lump sum Targeted Performance Cash Award opportunity.
d. In order to provide the potential to increase your award based on successful company performance, you will also receive a separate, one-time Special Non-Qualified Stock Option Grant.

         In your case, your total percentage award opportunity is ___%, so your LTI target award will be your base salary multiplied by ____%. That total is $_______. Here's how you can expect to receive the LTI target award:

                  70% of your LTI target award will be in the form of an annual stock option grant. The other 30%, the Targeted Performance Cash Award ($_______), will be a lump sum cash payout award tied to company performance and stock price. And, the size of that Cash Award will determine the amount you are eligible for in the separate Special Non-Qualified Stock Option Grant.

         This program is more complicated than a single annual stock option program, so don't hesitate to contact us if you have any questions. Your questions regarding the LTI program should be referred to ______ in the Compensation and Benefits Department at extension _____.

         We recognize the value you, as a member of senior management, bring to the company. This program, and others, are intended to reward you for that contribution. Let's continue to make the coming months and years even better for our company than ever before.


                                   Sincerely,



                                   Michael A. Woodhouse
                                   President & Chief Executive Officer
                                   CBRL Group, Inc.


Enclosure